EXHIBIT AC

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of August 28, 2025 (this “Agreement”) is made and entered into by and between Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands (“ASP Cayman”) and Stefano Pessina, a citizen of Monaco (“Pessina”).

RECITALS

WHEREAS, ASP Cayman and Pessina are continuing parties to that certain Joint Filing Agreement, dated April 29, 2025 (the “Prior Joint Filing Agreement”);

WHEREAS, as of August 28, 2025, neither ASP Cayman nor Pessina hold of record or beneficially own any shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and agreements set forth below and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.            Amendment No. 11.  With respect solely to Amendment No. 11 to the Statement on Schedule 13D (“Amendment No. 11”), filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof with respect to the beneficial ownership of shares of Common Stock, each of ASP Cayman and Pessina hereby confirms and agrees that such filing is being filed on behalf of each of them in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each such party is responsible for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

2.            Subsequent Amendments.  Each of ASP Cayman and Pessina hereby confirms their continuing agreement that all further amendments to the Statement on Schedule 13D filed with the SEC subsequent to Amendment No. 11 will be filed on behalf of each of them that is named therein as a reporting person in accordance with Rule 13d-1(k) under the Exchange Act and that each such party will be responsible for the completeness and accuracy of the information concerning such party contained in such amendments; provided, however, that no party will be responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

3.            Prior Joint Filing Agreement. The Prior Joint Filing Agreement is revoked and terminated and shall be of no further force and effect.

4.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

Alliance Sante Participations LTD.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

STEFANO PESSINA

/s/ Stefano Pessina
Stefano Pessina

[Signature Page to Joint Filing Agreement]